Exhibit (i).

LONGLEAF PARTNERS FUNDS TRUST

c/o Southeastern Asset Management, Inc.

6410 Poplar Avenue; Suite 900

Memphis, TN 38119

December 27, 2012

Securities and Exchange Commission

Boards of Trustees

Longleaf Partners Funds Trust (the master trust)

Longleaf Partners Fund (First Series)

Longleaf Partners Small-Cap Fund (Second Series)

Longleaf Partners International Fund (Third Series)

Longleaf Partners Global Fund (Fourth Series)

Ladies and Gentlemen:

This letter is written with respect to Post-Effective Amendment No. 41 to the Registration Statement on Form N-1A (File No. 33-10472), (the “Registration Statement”) of Longleaf Partners Funds Trust, a Massachusetts business trust (the “Trust”), as filed with the Securities and Exchange Commission registering under the Securities Act of 1933 an indefinite number of shares of beneficial interest of each Series having no par value (the “Shares”) of Longleaf Partners Fund, Longleaf Partners Small-Cap Fund, Longleaf Partners International Fund, and Longleaf Partners Global Fund, each a separate Series of the Trust.

I am familiar with and have examined such records, certificates and other documents and reviewed such questions of law as deemed necessary or appropriate for the purposes of this opinion. On the basis of such examination and review, you are advised that, in my opinion, proper trust proceedings have been taken by the Trust so that the Shares have been validly authorized and, when the shares have been issued and sold in accordance with the terms of the Prospectus included in the Registration Statement, (with the Trust receiving consideration for the net asset value per share prior to issuance of the shares), the Shares will be validly issued, fully paid and, except as described in the following paragraph, non-assessable when issued.

The Trust is an entity of the type commonly known as a “Massachusetts business trust.” Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in every note, bond, contract, instrument, certificate or undertaking made or issued on behalf of the Trust. The Declaration of Trust provides for indemnification out of the property of the particular series of shares for all loss and expense of any shareholder or former shareholder of such series (or his or her heirs, executors, administrators or other legal representatives, or, in the case of a corporation or other entity, its corporate or other general successor) held personally liable solely by reason of his or her being or having been a shareholder. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the series itself would be unable to meet its obligations.

I hereby consent to the filing of this opinion as an exhibit to the said Post Effective Amendment No. 41 to the Registration Statement and the reference to my name in Part B of the Registration Statement under the heading “Other Service Providers; Legal Counsel.”

Very truly yours,

/s/ Andrew R. McCarroll
Andrew R. McCarroll
General Counsel
Southeastern Asset Management, Inc.
functioning as principal legal officer under
agreements with Longleaf Partners Funds Trust
and its separate Series